Exhibit 10.37

Summary of Compensation For Named Executive Officers 2018*

In February 2018 Compensation Committee of the Board of Directors established 2018 salary and target bonus applicable to our named executive officers as follows:

Named Executive	2018 Base Salary($)	2018 Target Bonus($)
Charles M. Dauber	350,000	175,000
William C. Miller	210,000	100,000
Neal T. Hare	156,568	100,000
James J. Steffek	102,995	100,000
William Brod	200,000	60,000

In connection with the 2018 salary and target bonus established for our named executive officers, the following were awarded performance-based restricted stock units under the 2007 Employee Stock Incentive Plan:

Named Executive	Restricted Stock Units
Charles M. Dauber	80,000
William C. Miller	56,787
William Brod	37,838